As filed with the Securities and Exchange Commission on December 15, 2017

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ABBVIE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	32-0375147
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900

(Address of Principal Executive Offices)

ABBVIE 2013 INCENTIVE STOCK PROGRAM
(Full Title of the Plan)

Laura J. Schumacher, Esq.

Executive Vice President, External Affairs, General Counsel and Corporate Secretary

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900
(Name, Address and Phone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	63,000,000	$95.73	$6,030,990,000.00	$750,858.26

(1)              In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the Registrant’s Common Stock, which may be issued pursuant to the employee benefit plan described herein to prevent dilution from stock splits, stock dividends or similar transactions.

(2)              Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 12, 2017.

(3)              $750,858.26 of unused registration fee associated with the Registration Statement on Form S-4 (No. 333-198286) of AbbVie Private Limited, a wholly owned subsidiary of AbbVie Inc., filed on August 21, 2014 (later terminated by withdrawal letter on October 22, 2014), is being carried forward and set off against the registration fee due for this offering and of which $4,818,721.54 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of AbbVie, Inc.’s Registration Statement on Form S-8, File Nos. 333-185561 (the “Prior Registration Statement”), are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the AbbVie Inc. 2013 Incentive Stock Program as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by AbbVie Inc., a Delaware corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)                                The Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)                                The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

(c)                                 The Company’s Current Reports on Form 8-K filed on January 5, 2017 and on May 9, 2017;

(d)                                The description of the Registrant’s Common Stock contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the registration statement on Form 10 dated November 30, 2012 (Commission File No. 001-35565), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•                  for any breach of their duty of loyalty to the corporation or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•                  for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

AbbVie Inc.’s (“AbbVie”) amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of AbbVie, or for serving at AbbVie’s request as a director or officer or another position at another corporation or enterprise, as the case may be. AbbVie’s amended and restated certificate of incorporation and by-laws also provide that AbbVie must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. AbbVie’s by-laws expressly authorize AbbVie to carry directors’ and officers’ insurance to protect AbbVie, its directors, officers and certain employees from some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the certificate of incorporation and by-laws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description

4.1	Amended and Restated Certificate of Incorporation of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of AbbVie Inc.’s Current Report on Form 8-K filed on January 2, 2013, File No. -001-35565)

4.2	Amended and Restated Bylaws of AbbVie Inc. (incorporated by reference to Exhibit 3.1 to AbbVie Inc.’s Current Report on Form 8-K filed on February 22, 2016, File No. 001-35565)

4.3	AbbVie Inc. 2013 Incentive Stock Program (incorporated by reference to Exhibit A to the AbbVie Inc. Definitive Proxy Statement on Schedule 14A dated March 15, 2013).

5.1	Opinion of Mayer Brown LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement

Item 9. Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on December 15, 2017.

ABBVIE INC.

By:	/s/ Richard A. Gonzalez
Richard A. Gonzalez
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints, jointly and severally, Richard A. Gonzalez and Laura J. Schumacher, Esq. his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 2017.

Signature	Title

/s/ Richard A. Gonzalez	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Richard A. Gonzalez

/s/ William J. Chase	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
William J. Chase

/s/ Robert A. Michael	Vice President, Controller (Principal Accounting Officer)
Robert A. Michael

/s/ Robert J. Alpern, M.D.	Director
Robert J. Alpern, M.D.

/s/ Roxanne S. Austin	Director
Roxanne S. Austin

/s/ William H.L. Burnside	Director
William H.L. Burnside

/s/ Brett J. Hart	Director
Brett J. Hart

/s/ Edward M. Liddy	Director
Edward M. Liddy

/s/ Melody B. Meyer	Director
Melody B. Meyer

/s/ Edward J. Rapp	Director
Edward J. Rapp

/s/ Glenn F. Tilton	Director
Glenn F. Tilton

/s/ Frederick H. Waddell	Director
Frederick H. Waddell